EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Stanley Dempsey, Chairman & Chief Executive Officer
Karen Gross, Vice President & Corporate Secretary
(303) 573-1660
ROYAL GOLD ANNOUNCES PRICING OF PUBLIC OFFERING
OF COMMON STOCK
     DENVER, COLORADO. SEPTEMBER 22, 2005: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) announced today the pricing of an underwritten public offering of 2,000,000 shares of its common stock pursuant to an effective shelf registration filed with the U.S. Securities and Exchange Commission. The offering was priced at $26.00 per share, and proceeds to the Company from the offering, net of expenses, are expected to be approximately $49.1 million.
     HSBC Securities (USA) Inc. acted as the sole bookrunner manager for the offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated and National Bank Financial Inc. acted as co-managers. The Company has granted to the underwriters of the offering an option to purchase an additional 300,000 shares to cover over-allotments in the offering.
     The net proceeds of this offering are intended to fund the acquisition and financing of additional royalty interests and for general corporate purposes.
     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A final prospectus supplement and related prospectus relating to the offering may be obtained from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, NY 10018, Attn: Equity Syndicate Desk, or by sending a request via facsimile to 646-366-3332.

     This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.